ADDENDUM TO THE

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT
BETWEEN
GREENBACKER RENEWABLE ENERGY COMPANY LLC
GREENBACKER RENEWABLE ENERGY CORPORATION
AND
GREENBACKER CAPITAL MANAGEMENT LLC

THIS ADDENDUM TO THE THIRD AMENDED AND RESTATED ADVISORY AGREEMENT (the “ADDENDUM”) is entered into as of the 9th day of May, 2021, with an effective date of July 1, 2021, by and between GREENBACKER RENEWABLE ENERGY COMPANY LLC, a Delaware limited liability company (the “Company”), GREENBACKER RENEWABLE ENERGY CORPORATION, a Maryland corporation (the “Operating Corp.”), and GREENBACKER CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company and the Advisor entered into the Third Amended and Restated Advisory Agreement, dated September 1, 2020 (the “Advisory Agreement”) to continue the retention of the Advisor to furnish advisory and management services to the Company and its subsidiaries on the terms and conditions therein (the “Third Amended and Restated Advisory Agreement”); and

WHEREAS, the Company and the Advisor wish to amend certain terms of the Third Amended and Restated Advisory Agreement by entering into this Addendum. All capitalized terms used in this Addendum but not defined herein shall have the meanings ascribed to them in the Third Amended and Restated Advisory Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.The third paragraph of the Third Amended and Restated Advisory Agreement shall hereby be deleted and replaced in its entirety with the following:

3.Compensation of the Advisor. During the Initial Term and any Renewal Term (each as defined in Section 9(a) hereof), the Company shall pay or cause to be paid periodically in arrears a base management fee (“Base Management Fee”) calculated as an annual percentage of the Net Asset Value (as defined below) in accordance with the following schedule:

Net Asset Value	Base Management Fee
$1 to $800,000,000	2.00% (0.167% monthly)
$800,000,001 to $1,500,000,000	1.75% (0.14583% monthly)
Greater than $1,500,000,000	1.50% (0.125% monthly)

“Net Asset Value” is defined as the net fair market value of all of the Company’s assets, including investments in bank accounts, money market funds or other current assets, as determined by the Board of Directors from time to time pursuant to the Company’s limited liability company operating agreement in effect at the time of the calculation.

The Base Management shall be payable at least monthly but not more frequently than weekly. The Base Management Fee for any partial period shall be appropriately pro-rated. The Advisor may elect, in its sole discretion, to defer or waive all or a portion of the Base Management Fee. Any portion of a deferred Base Management Fee not taken as to any period shall be deferred without interest and may be taken by the Advisor in any other period prior to the occurrence of a Liquidity Event (as such term is defined in the LLC Agreement) as the Advisor may determine in its sole discretion.

***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By: /s/ Richard C. Butt
Name: Richard C. Butt Title: Chief Financial Officer

GREENBACKER CAPITAL MANAGEMENT LLC
By: /s/ Charles Wheeler
Name: Charles Wheeler Title: President

GREENBACKER RENEWABLE ENERGY CORPORATION
By: /s/ Richard C. Butt
Name: Richard C. Butt Title: Chief Financial Officer